Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.:

We have issued our reports dated March 14, 2011 (except for Note 2 and Discontinued Operations in Note 20, as to which the date is April 9, 2012 and Segment Information in Note 15, as to which the date is June 29, 2012), with respect to the consolidated financial statements and schedule included in the Current Report on Form 8-K dated June 29, 2012 of Willbros Group, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Houston, Texas

June 29, 2012